Exhibit 99.1

Alan A. Villalon, Chief Financial Officer 952.417.3733 (Office)

FOR RELEASE (4.29.2026)

ALERUS FINANCIAL CORPORATION REPORTS

First QUARTER 2026 NET INCOME OF $23.0 MILLION

MINNEAPOLIS, MN (April 29, 2026) – Alerus Financial Corporation (Nasdaq: ALRS), or the Company, reported net income of $23.0 million for the first quarter of 2026, or $0.89 per diluted common share, compared to a net loss of $33.1 million, or $(1.27) per diluted common share, for the fourth quarter of 2025, and net income of $13.3 million, or $0.52 per diluted common share, for the first quarter of 2025.

CEO Comments

President and Chief Executive Officer Katie O'Neill Lorenson said, “We are pleased with the strong start to 2026, as our first quarter results reflect continued execution of our long-term strategy and the tangible benefits of the transformation we have undertaken over the past several years. Net income for the quarter was $23.0 million, translating to a return on average assets of 1.79% and a return on average tangible common equity exceeding 21%, demonstrating the earnings power of our diversified business model. Profitability continued to improve during the quarter, driven by disciplined balance-sheet management, expanding margins, improving credit performance, and focused investments across the franchise.

Our performance underscores the resilience and sustainability of our earnings profile. Core relationship-based commercial and industrial lending continued to grow at a double-digit rate year-over-year, while intentional runoff reflected proactive risk and capital management. Our diversified fee-based businesses again provided stability, with noninterest income representing over 40% of total revenue, supported by steady retirement and benefit services revenues, continued growth in Health Savings Accounts, and ongoing investment in wealth advisory services leadership and talent. Asset quality also improved during the quarter, with declines in nonperforming assets reflecting meaningful progress on previously identified credits.

Most importantly, these results are a testament to the exceptional team we have built at Alerus and the constant execution of our strategy of our value creation strategy. Together, our discipline, collaboration, and commitment to doing the right thing for our clients and communities continues to translate into consistent performance, strengthening returns, and a balanced business model we believe is well positioned to deliver sustained, long-term returns for our shareholders.”

First Quarter Highlights

■	Earnings per diluted common share of $0.89. Adjusted earnings per diluted common share(1) of $0.89, compared to adjusted earnings per diluted common share(1) of $0.85 in the fourth quarter of 2025.
■	Return on average total assets of 1.79%. Adjusted return on average total assets(1) of 1.79%, compared to 1.62% in the fourth quarter of 2025.
■	Return on average tangible common equity of 21.85%. Adjusted return on average tangible common equity(1) of 21.96%, compared to 21.05% in the fourth quarter of 2025.
■	Noninterest income was $30.8 million, which represented 40.72% of total revenue.
■	Net interest margin (on a tax-equivalent basis)(1) was 3.77%, an increase compared to 3.69% in the fourth quarter of 2025.
■	Total deposits were $4.3 billion as of March 31, 2026, an increase of $155.9 million, or 3.7%, from December 31, 2025. Core commercial transactional deposits were $1.8 billion as of March 31, 2026, an increase of $143.2 million, or 8.6%, from December 31, 2025. Synergistic deposits were $742.7 million as of March 31, 2026, an increase of $16.8 million, or 2.3%, from December 31, 2025. Health Savings Account balances drove most of the increase, up $14.5 million, or 7.1%, from December 31, 2025.
■	The loan to deposit ratio was 92.8% as of March 31, 2026, compared to 96.6% as of December 31, 2025.
■	Efficiency ratio(1) of 63.39%. Adjusted efficiency ratio of 63.20% compared to adjusted efficiency ratio of 63.55% in the fourth quarter of 2025.
■	Pre-provision net revenue(1) was $25.4 million. Adjusted pre-provision net revenue(1) was $25.5, an increase of 0.9% from $25.3 million in the fourth quarter of 2025.
■	Nonperforming assets were $54.0 million as of March 31, 2026, a decrease of $15.4 million, or 22.1%, from $69.4 million as of December 31, 2025.
■	Repurchased $6.0 million of the Company's outstanding common stock at an average per share price of $23.90, reducing common shares outstanding by 250,000 shares at quarter end.
■	Tangible book value per common share(1) was $18.15 as of March 31, 2026, an increase of 3.4% from $17.55 as of December 31, 2025.
■	Tangible common equity to tangible assets ratio(1) was 8.85% as of March 31, 2026, an increase from 8.72% as of December 31, 2025.

(1)    Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Selected Financial Data (unaudited)

	As of and for the
	Three months ended
	March 31,	December 31,	March 31,
(dollars and shares in thousands, except per share data)	2026	2025	2025
Performance Ratios
Return on average total assets	1.79%	(2.50)%	1.02%
Adjusted return on average total assets (1)	1.79%	1.62%	1.10%
Return on average common equity	16.44%	(23.75)%	10.82%
Return on average tangible common equity (1)	21.85%	(28.15)%	16.50%
Adjusted return on average tangible common equity (1)	21.96%	21.05%	17.61%
Noninterest (loss) income as a % of revenue	40.72%	(449.23)%	40.17%
Adjusted noninterest (loss) income as a % of revenue (1)	40.73%	41.39%	40.17%
Net interest margin (on a tax-equivalent basis)(1)	3.77%	3.69%	3.41%
Efficiency ratio (1)	63.39%	557.48%	68.76%
Adjusted efficiency ratio (1)	63.20%	63.55%	66.86%
Net charge-offs (recoveries) to average loans (1)	0.71%	(0.03)%	0.04%
Dividend payout ratio	23.60%	(16.54)%	38.46%
Per Common Share
Earnings (loss) per common share - basic	$0.90	$(1.28)	$0.52
Earnings (loss) per common share - diluted	$0.89	$(1.27)	$0.52
Adjusted earnings per common share - diluted (1)	$0.89	$0.85	$0.56
Dividends declared per common share	$0.21	$0.21	$0.20
Book value per common share	$22.79	$22.24	$20.27
Tangible book value per common share (1)	$18.15	$17.55	$15.27
Average common shares outstanding - basic	25,380	25,398	25,359
Average common shares outstanding - diluted	25,679	25,710	25,653
Other Data
Retirement and benefit services assets under administration/management	$42,273,839	$44,925,311	$39,925,596
Wealth advisory services assets under administration/management	$4,792,609	$4,850,600	$4,500,852
Mortgage originations	$94,434	$136,780	$70,593

(1)    Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Results of Operations

Net Interest Income

Net interest income for the first quarter of 2026 was $44.9 million, a $0.3 million, or 0.6%, decrease from the fourth quarter of 2025. Interest income decreased $3.4 million, or 4.8%, primarily due to a one-time $2.4 million adjustment related to a sold loan participation recorded in the fourth quarter of 2025, partially offset by higher interest income on investment securities following a strategic balance sheet repositioning in the fourth quarter of 2025. Interest expense decreased $3.1 million, or 12.5%, from the fourth quarter of 2025, as the average rates paid on deposits and borrowings declined due to recent rate cuts by the Federal Reserve.

Net interest income increased $3.8 million, or 9.1%, from $41.2 million for the first quarter of 2025. Interest income decreased $1.2 million, or 1.8%, from the first quarter of 2025, primarily driven by less purchase accounting accretion, partially offset by higher interest income on investment securities following the strategic balance sheet repositioning in the fourth quarter of 2025. Interest expense decreased $5.0 million, or 18.4%, from the first quarter of 2025, as the average rates paid on deposits and borrowings declined due to recent rate cuts by the Federal Reserve.

Net interest margin (on a tax-equivalent basis)(1) was 3.77% for the first quarter of 2026, an 8 basis point increase from 3.69% for the fourth quarter of 2025, and a 36 basis point increase from 3.41% for the first quarter of 2025. The quarter over quarter increase was mainly attributable to lower cost of funds and higher yields on investment securities, partially offset by a one-time adjustment related to a sold loan participation recorded in the fourth quarter of 2025, lower loan yields, and less purchase accounting accretion. The increase from the first quarter of 2025 was primarily driven by lower cost of funds and higher yields on investment securities.

Noninterest (Loss) Income

Noninterest income for the first quarter of 2026 was $30.8 million, a $67.8 million, or 183.5%, increase from the fourth quarter of 2025. The quarter over quarter increase was driven by the strategic balance sheet repositioning in the fourth quarter of 2025, which resulted in a $68.4 million realized loss on the sale of investment securities. Adjusted noninterest income(1) was $30.9 million in the first quarter of 2026, a decrease of $1.0 million, or 3.2%, compared to $31.9 million in the fourth quarter of 2025. Other noninterest income decreased $1.1 million, or 38.4%, from the fourth quarter of 2025, primarily driven by a decrease in swap fee revenue. Wealth advisory services revenue decreased $0.2 million, or 2.7%, from the fourth quarter of 2025, primarily driven by a decline in both asset-based fees tied to equity markets, and transaction-based fees. Mortgage banking revenue increased $0.3 million, or 10.4%, from the fourth quarter of 2025, primarily driven by higher gain on sale margins and an increase in mortgage servicing asset valuation. Retirement and benefit services revenue increased $0.1 million, or 0.8%, from the fourth quarter of 2025. While retirement and benefit services assets under administration/management decreased $2.7 billion, or 5.9%, from $44.9 billion in the fourth quarter of 2025 to $42.3 billion in the first quarter of 2026, the decrease was primarily due to a strategic realignment of record-keeping partners that is expected to have minimal impact on revenue in future periods.

Noninterest income for the first quarter of 2026 increased by $3.2 million, or 11.6%, from the first quarter of 2025. This increase was driven by an increase in mortgage banking revenue and retirement and benefit services revenue. Mortgage banking revenue increased $2.0 million, or 131.5%, compared to the first quarter of 2025, due to an increase in mortgage servicing asset valuation, as well as increased origination volume and improved gain on sale margin. Retirement and benefit services revenue increased $1.3 million, or 8.1%, in the first quarter of 2026 compared to the first quarter of 2025, primarily driven by both asset-based and transaction-based fees.

(1)    Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense for the first quarter of 2026 was $50.4 million, a $1.5 million, or 2.9%, decrease from the fourth quarter of 2025. Compensation expense decreased $1.1 million, or 4.3%, from the fourth quarter of 2025, primarily due to decreases in annual bonus expense and mortgage incentive compensation due to seasonality. Business services, software and technology expense decreased $1.0 million, or 14.1%, from the fourth quarter of 2025, primarily due to a reclassification of consulting services and other third-party vendor expenses from business services, software and technology expense to professional fees and assessments. Professional fees and assessments increased $0.7 million, or 23.0%, from the fourth quarter of 2025, primarily due to this expense reclassification, partially offset by a decrease in legal fees.

Noninterest expense for the first quarter of 2026 increased $27.0 thousand, or 0.1%, from $50.4 million in the first quarter of 2025, primarily due to increases in compensation expense, professional fees and assessments, and occupancy and equipment expense, offset by decreases in employee taxes and benefits expense and intangible amortization expense. Compensation expense increased $1.1 million, or 4.9%, from the first quarter of 2025, primarily due to higher annual bonus expense. Professional fees and assessments increased $0.8 million, or 26.8%, from the first quarter of 2025, primarily due to the expense reclassification described above. Occupancy and equipment expense increased $0.5 million, or 17.9%, from the first quarter of 2025, primarily driven by facility investments and the strategic realignment of locations from owned to leased space. Employee taxes and benefits expense decreased $1.1 million, or 14.5%, from the first quarter of 2025, primarily due to lower claims on group insurance. Intangible amortization expense decreased $0.7 million, or 27.2%, in the first quarter of 2026, primarily due to the annual reset of the $33.5 million core deposit intangible recorded in connection with the HMN Financial, Inc. ("HMNF") acquisition in the fourth quarter of 2024.

Financial Condition

Total assets were $5.3 billion as of March 31, 2026, an increase of $57.9 million, or 1.1%, from December 31, 2025. The increase was primarily due to a $61.6 million increase in cash and cash equivalents and an $8.0 million increase in available-for-sale investment securities, partially offset by a decrease of $13.3 million in loans held for investment.

Loans Held for Investment

Total loans held for investment were $4.0 billion as of March 31, 2026, a decrease of $13.3 million, or 0.3%, from December 31, 2025. The decrease was primarily driven by a $28.3 million decrease in consumer loans, partially offset by a $15.1 million increase in commercial loans.

The following table presents the composition of our loans held for investment portfolio as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2026	2025	2025	2025	2025
Commercial
Commercial and business lending
Commercial and industrial	$747,447	$736,833	$702,135	$675,892	$658,446
Commercial real estate − Owner occupied	444,276	427,260	435,320	440,170	424,880
Total commercial and business lending	1,191,723	1,164,093	1,137,455	1,116,062	1,083,326
Investor commercial real estate
Construction, land and development	146,897	246,238	349,768	352,749	360,024
Multifamily	392,097	383,505	374,761	333,307	353,060
Non-owner occupied	976,339	875,862	865,785	887,643	951,559
Total investor commercial real estate	1,515,333	1,505,605	1,590,314	1,573,699	1,664,643
Agricultural
Land	54,028	64,799	65,900	66,395	68,894
Production	50,983	62,500	63,051	67,931	64,240
Total agricultural	105,011	127,299	128,951	134,326	133,134
Total commercial	2,812,067	2,796,997	2,856,720	2,824,087	2,881,103
Consumer
Residential real estate
First lien	851,551	874,737	894,402	901,738	907,534
Construction	32,872	33,703	34,124	35,754	38,553
HELOC	262,131	260,883	234,681	200,624	175,600
Junior lien	35,783	36,844	40,434	41,450	43,740
Total residential real estate	1,182,337	1,206,167	1,203,641	1,179,566	1,165,427
Other consumer	40,340	44,858	41,715	41,003	38,955
Total consumer	1,222,677	1,251,025	1,245,356	1,220,569	1,204,382
Total loans	$4,034,744	$4,048,022	$4,102,076	$4,044,656	$4,085,485

Deposits

Total deposits were $4.3 billion as of March 31, 2026, an increase of $155.9 million, or 3.7%, from December 31, 2025. Noninterest-bearing deposits increased $49.7 million and interest-bearing deposits increased $106.2 million from December 31, 2025. The increase was primarily driven by seasonal inflows of public depositor funds and consumer deposit growth.

The following table presents the composition of the Company’s deposit portfolio as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2026	2025	2025	2025	2025
Noninterest-bearing demand	$857,625	$807,896	$776,791	$790,300	$889,270
Interest-bearing
Interest-bearing demand	1,449,156	1,296,315	1,256,687	1,214,597	1,283,031
Savings accounts	178,347	173,759	174,113	175,586	177,341
Money market savings	1,291,794	1,337,491	1,460,006	1,358,516	1,472,127
Time deposits	570,960	576,542	745,056	798,469	663,522
Total interest-bearing	3,490,257	3,384,107	3,635,862	3,547,168	3,596,021
Total deposits	$4,347,882	$4,192,003	$4,412,653	$4,337,468	$4,485,291

Asset Quality

Total nonperforming assets were $54.0 million as of March 31, 2026, a decrease of $15.4 million, or 22.1%, from December 31, 2025. As of March 31, 2026, the allowance for credit losses on loans was $50.5 million, or 1.25% of total loans, compared to $61.9 million, or 1.53% of total loans, as of December 31, 2025.

The following table presents selected asset quality data as of and for the periods indicated:

	As of and for the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2026	2025	2025	2025	2025
Nonaccrual loans	$53,881	$69,065	$59,644	$51,276	$50,517
Accruing loans 90+ days past due	—	—	—	202	—
Total nonperforming loans	53,881	69,065	59,644	51,478	50,517
OREO and repossessed assets	126	308	467	751	493
Total nonperforming assets	$54,007	$69,373	$60,111	$52,229	$51,010
Criticized loans	132,459	149,162	191,331	212,592	230,369
Net charge-offs (recoveries)	7,027	(311)	(1,715)	3,767	407
Net charge-offs (recoveries) to average loans (1)	0.71%	(0.03)%	(0.17)%	0.37%	0.04%
Nonperforming loans to total loans	1.34%	1.71%	1.45%	1.27%	1.24%
Nonperforming assets to total assets	1.02%	1.33%	1.13%	0.98%	0.96%
Criticized loans to total loans	3.28%	3.68%	4.66%	5.26%	5.64%
Allowance for credit losses on loans to total loans	1.25%	1.53%	1.51%	1.47%	1.52%
Allowance for credit losses on loans to nonperforming loans	93.73%	89.65%	104.16%	115.15%	122.59%

For the first quarter of 2026, the Company had net charge-offs of $7.0 million, compared to net recoveries of $0.3 million for the fourth quarter of 2025 and net charge-offs of $0.4 million for the first quarter of 2025. The quarter over quarter increase in net charge-offs was primarily due to charge-offs of $6.4 million related to one non-accruing long-term commercial and industrial client relationship. This relationship carried a specific reserve of $9.0 million as of December 31, 2025. As of March 31, 2026, the relationship had a remaining reserve of $3.5 million, which represented approximately 78% of the book balance as of that date. Management does not believe the charge-offs resulting from this relationship are indicative of a broader credit quality trend in the Company's loan portfolio.

The Company recorded a provision release of $4.9 million for the first quarter of 2026, a provision release of $0.3 million for the fourth quarter of 2025, and a provision for credit losses of $0.9 million for the first quarter of 2025. The provision release in the first quarter of 2026 was primarily driven by changes to loan balances and loan mix, largely due to decreases in balances in the commercial real estate construction, land and development pool, which is reserved at a higher rate than most other loan pools.

The unearned fair value adjustments on acquired loan portfolios were $40.8 million as of March 31, 2026, $43.8 million as of December 31, 2025, and $65.3 million as of March 31, 2025.

Capital

Total stockholders’ equity was $574.7 million as of March 31, 2026, an increase of $9.8 million from December 31, 2025. The change was primarily driven by an increase in retained earnings of $17.6 million, partially offset by a decrease in additional paid-in capital of $5.6 million and a decrease in accumulated other comprehensive income of $2.1 million. Tangible book value per common share(1) increased to $18.15 as of March 31, 2026, from $17.55 as of December 31, 2025. Tangible common equity to tangible assets(1) increased to 8.85% as of March 31, 2026, from 8.72% as of December 31, 2025. Common equity tier 1 capital to risk weighted assets increased to 10.60% as of March 31, 2026, from 10.10% as of December 31, 2025.

During the first quarter of 2026, the Company repurchased approximately $6.0 million of its outstanding common stock at an average per share price of $23.90, which reduced common stock shares outstanding by 250,000 at quarter-end.

The following table presents our capital ratios as of the dates indicated:

	March 31,	December 31,	March 31,
	2026	2025	2025
Capital Ratios(1)
Alerus Financial Corporation Consolidated
Common equity tier 1 capital to risk weighted assets	10.60%	10.28%	10.10%
Tier 1 capital to risk weighted assets	10.81%	10.48%	10.31%
Total capital to risk weighted assets	13.17%	12.87%	12.67%
Tier 1 capital to average assets	9.30%	8.86%	8.86%
Tangible common equity / tangible assets (2)	8.85%	8.72%	7.43%

Alerus Financial, N.A.
Common equity tier 1 capital to risk weighted assets	10.75%	10.41%	10.36%
Tier 1 capital to risk weighted assets	10.75%	10.41%	10.36%
Total capital to risk weighted assets	12.00%	11.66%	11.61%
Tier 1 capital to average assets	9.11%	8.62%	9.06%

(1)	Capital ratios for the current quarter are to be considered preliminary until the Call Report for Alerus Financial, N.A. is filed.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call at 11:00 a.m. Central Time on Thursday, April 30, 2026, to discuss its financial results. Attendees are encouraged to register ahead of time for the call at investors.alerus.com. A recording of the call and transcript will be available on the Company’s investor relations website at investors.alerus.com following the call.

About Alerus Financial Corporation

Alerus Financial Corporation (Nasdaq: ALRS) is a commercial wealth advisory services bank and national retirement and benefit services provider with corporate offices in Grand Forks, North Dakota, and the Minneapolis-St. Paul, Minnesota metropolitan area. Through its subsidiary, Alerus Financial, National Association (the “Bank”), Alerus provides diversified and comprehensive financial solutions to business and consumer clients, including banking, wealth advisory services, and retirement and benefit plans and services. Alerus provides clients with a primary point of contact to help fully understand their unique needs and delivery channel preferences. Clients are provided with competitive products, valuable insight, and sound advice supported by digital solutions designed to meet their needs.

Alerus operates 26 banking and commercial wealth offices, with locations in Grand Forks and Fargo, North Dakota; the Minneapolis-St. Paul, Minnesota metropolitan area; Rochester, Minnesota; Southern Minnesota; Marshalltown, Iowa; Pewaukee, Wisconsin; and Phoenix and Scottsdale, Arizona. The Alerus Retirement and Benefit business serves advisors, brokers, employers, and plan participants across the United States.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include the ratio of tangible common equity to tangible assets, tangible book value per common share, return on average tangible common equity, efficiency ratio, pre-provision net revenue, adjusted noninterest (loss) income, adjusted noninterest expense, adjusted pre-provision net revenue, adjusted efficiency ratio, adjusted net income, adjusted return on average total assets, adjusted return on average tangible common equity, net interest margin (on a tax-equivalent basis), adjusted earnings per common share - diluted, and adjusted net charge-offs to average loans. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy and financial performance. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying tables. Management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements the Company makes regarding our projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals, and the future plans and prospects of Alerus Financial Corporation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent known and unknown uncertainties, risks, changes in circumstances, and other factors that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in forward-looking statements include, among others, the following: the strength of the local, state, national and international economies and financial markets (including effects of inflationary pressures and future monetary policies of the Federal Reserve and executive orders in response thereto); interest rate risk, including the effects of changes in interest rates; effects on the U.S. economy resulting from actions taken by the federal government, including the threat or implementation of tariffs, immigration enforcement, executive orders, and changes in foreign policy; disruptions to the global supply chain, including as a result of domestic or foreign policies; our ability to successfully manage credit risk, including in the commercial real estate portfolio, and maintain an adequate level of allowance for credit losses; business and economic conditions generally and in the financial services industry, nationally and within our market areas, including the level and impact of inflation rates and possible recession; our ability to raise additional capital to implement our business plan; credit risks and risks from concentrations (including by type of borrower, geographic area, collateral, and industry) within our loan portfolio; the concentration of large loans to certain borrowers (including commercial real estate loans); the level of nonperforming assets on our balance sheet; our ability to implement organic and acquisition growth strategies; the commencement, cost, and outcome of litigation and other legal proceedings and regulatory actions against us or to which the Company may become subject, including with respect to pending actions relating to the Company’s previous employee stock ownership program fiduciary services commenced by government and private parties; the impact of economic or market conditions on our fee-based services; our ability to continue to grow our retirement and benefit services business; our ability to continue to originate a sufficient volume of residential mortgages; the occurrence of fraudulent activity, breaches or failures of our or our third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools or as a result of insider fraud; interruptions involving our information technology and telecommunications systems or third-party servicers; potential losses incurred in connection with mortgage loan repurchases; the composition of our executive management team and our ability to attract and retain key personnel; rapid and expensive technological changes implemented by us and other parties in the financial services industry, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequences to us and our customers, including the development and implementation of tools incorporating artificial intelligence; increased competition in the financial services industry, including from non-banks such as credit unions, Fintech companies and digital asset service providers; our ability to successfully manage liquidity risk, including our need to access higher cost sources of funds such as fed funds purchased and short-term borrowings; the concentration of large deposits from certain clients, including those who have balances above current Federal Deposit Insurance Corporation insurance limits; the effectiveness of our risk management framework; potential impairment to the goodwill the Company recorded in connection with our past acquisitions, including the acquisitions of Metro Phoenix Bank and HMNF; the extensive regulatory framework that applies to us; the ability of the Bank to pay dividends to us and our ability to pay dividends to our stockholders; new or revised accounting standards, as may be adopted by state and federal regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission (the “SEC”) or the Public Company Accounting Oversight Board; fluctuations in the values of the securities held in our securities portfolio, including as a result of changes in interest rates; governmental monetary, trade and fiscal policies; risks related to climate change and the negative impact it may have on our customers and their businesses; severe weather and natural disasters, and widespread disease or pandemics; acts of war, military conflicts, or terrorism, including the wars in Iran and Ukraine, ongoing conflicts in the Middle East, and other international military conflicts, or other adverse external events and changes in foreign relations; the impact of the current partial shutdown of the federal government and possible future shutdowns; any material weaknesses in our internal control over financial reporting; our success at managing and responding to the risks involved in the foregoing items; and any other risks described in the “Risk Factors” sections of the reports filed by Alerus Financial Corporation with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
Assets	(Unaudited)
Cash and cash equivalents	$128,826	$67,192
Investment securities
Trading, at fair value	1,758	1,758
Available-for-sale, at fair value	522,101	514,095
Held-to-maturity, at amortized cost (with an allowance for credit losses on investments of $118 and $123, respectively)	247,437	254,448
Loans held for sale	22,345	21,934
Loans held for investment	4,034,744	4,048,022
Allowance for credit losses on loans	(50,505)	(61,915)
Net loans	3,984,239	3,986,107
Land, premises and equipment, net	43,978	43,253
Operating lease right-of-use assets	32,573	28,761
Accrued interest receivable	20,469	21,742
Bank-owned life insurance	39,475	39,307
Goodwill	85,634	85,634
Other intangible assets	31,397	33,371
Servicing rights	6,615	6,383
Deferred income taxes, net	20,863	23,080
Other assets	100,261	103,019
Total assets	$5,287,971	$5,230,084
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$857,625	$807,896
Interest-bearing	3,490,257	3,384,107
Total deposits	4,347,882	4,192,003
Short-term borrowings	200,000	308,800
Long-term debt	59,211	59,182
Operating lease liabilities	42,590	36,282
Accrued expenses and other liabilities	63,595	68,883
Total liabilities	4,713,278	4,665,150
Stockholders’ equity
Preferred stock, $1 par value, 2,000,000 shares authorized: 0 issued and outstanding	—	—
Common stock, $1 par value, 60,000,000 and 30,000,000 shares authorized: 25,214,146 and 25,406,278 issued and outstanding	25,214	25,406
Additional paid-in capital	266,016	271,609
Retained earnings	287,700	270,075
Accumulated other comprehensive loss	(4,237)	(2,156)
Total stockholders’ equity	574,693	564,934
Total liabilities and stockholders’ equity	$5,287,971	$5,230,084

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income

(dollars and shares in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Interest Income	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$58,621	$64,477	$61,495
Investment securities
Taxable	7,104	4,592	5,707
Exempt from federal income taxes	158	160	160
Other	1,094	1,158	819
Total interest income	66,977	70,387	68,181
Interest Expense
Deposits	19,074	21,998	23,535
Short-term borrowings	2,357	2,570	2,839
Long-term debt	634	645	650
Total interest expense	22,065	25,213	27,024
Net interest income	44,912	45,174	41,157
Provision for (recovery of) credit losses	(4,883)	(308)	863
Net interest income after provision for (recovery of) credit losses	49,795	45,482	40,294
Noninterest Income (Loss)
Retirement and benefit services	17,406	17,260	16,106
Wealth advisory services	7,237	7,438	6,905
Mortgage banking	3,535	3,203	1,527
Service charges on deposit accounts	933	734	651
Net losses on investment securities	—	(68,403)	—
Other	1,736	2,819	2,443
Total noninterest income (loss)	30,847	(36,949)	27,632
Noninterest Expense
Compensation	24,087	25,169	22,961
Employee taxes and benefits	6,640	6,325	7,762
Occupancy and equipment expense	3,427	3,658	2,907
Business services, software and technology expense	5,839	6,794	5,752
Intangible amortization expense	1,974	2,382	2,710
Professional fees and assessments	3,800	3,089	2,996
Marketing and business development	861	1,016	965
Supplies and postage	607	764	630
Travel	361	409	287
Mortgage and lending expenses	710	626	536
Other	2,086	1,649	2,859
Total noninterest expense	50,392	51,881	50,365
Income (loss) before income tax expense (benefit)	30,250	(43,348)	17,561
Income tax expense (benefit)	7,279	(10,298)	4,246
Net income (loss)	$22,971	$(33,050)	$13,315
Per Common Share Data
Earnings (loss) per common share	$0.90	$(1.28)	$0.52
Diluted earnings (loss) per common share	$0.89	$(1.27)	$0.52
Dividends declared per common share	$0.21	$0.21	$0.20
Average common shares outstanding	25,380	25,398	25,359
Diluted average common shares outstanding	25,679	25,710	25,653

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	March 31,	December 31,	March 31,
	2026	2025	2025
Tangible Common Equity to Tangible Assets
Total common stockholders’ equity	$574,693	$564,934	$514,232
Less: Goodwill	85,634	85,634	85,634
Less: Other intangible assets	31,397	33,371	41,172
Tangible common equity (a)	457,662	445,929	387,426
Total assets	5,287,971	5,230,084	5,339,620
Less: Goodwill	85,634	85,634	85,634
Less: Other intangible assets	31,397	33,371	41,172
Tangible assets (b)	5,170,940	5,111,079	5,212,814
Tangible common equity to tangible assets (a)/(b)	8.85%	8.72%	7.43%
Tangible Book Value Per Common Share
Tangible common equity (a)	457,662	445,929	387,426
Total common shares issued and outstanding (c)	25,214	25,406	25,366
Tangible book value per common share (a)/(c)	$18.15	$17.55	$15.27

	Three months ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Return on Average Tangible Common Equity
Net income (loss)	$22,971	$(33,050)	$13,315
Add: Intangible amortization expense (net of tax) (1)	1,559	1,882	2,141
Net income (loss), excluding intangible amortization (d)	24,530	(31,168)	15,456
Average total equity	566,563	552,106	499,224
Less: Average goodwill	85,634	85,634	85,634
Less: Average other intangible assets (net of tax) (1)	25,664	27,270	33,718
Average tangible common equity (e)	455,265	439,202	379,872
Return on average tangible common equity (d)/(e)	21.85%	(28.15)%	16.50%
Efficiency Ratio
Noninterest expense	$50,392	$51,881	$50,365
Less: Intangible amortization expense	1,974	2,382	2,710
Noninterest expense excluding intangible amortization (f)	48,418	49,499	47,655
Net interest income (v)	44,912	45,174	41,157
Noninterest income (loss)	30,847	(36,949)	27,632
Tax equivalent adjustment for loans and securities	619	654	520
Total tax-equivalent revenue (g)	76,378	8,879	69,309
Efficiency ratio (f)/(g)	63.39%	557.48%	68.76%
Pre-Provision Net Revenue
Net interest income (v)	$44,912	$45,174	$41,157
Add: Noninterest income (loss)	30,847	(36,949)	27,632
Less: Noninterest expense	50,392	51,881	50,365
Pre-provision net revenue (loss)	$25,367	$(43,656)	$18,424
Adjusted Noninterest Income
Noninterest income (loss)	$30,847	$(36,949)	$27,632
Less: Adjusted noninterest (loss) income items
Net gains (losses) on investment securities	—	(68,403)	—
Net gain (loss) on sale/disposal of premises and equipment	(21)	(445)	—
Total adjusted noninterest income (loss) items (h)	(21)	(68,848)	—
Adjusted noninterest income (i)	$30,868	$31,899	$27,632
Adjusted Noninterest (Loss) Income as a Percentage of Revenue
Adjusted noninterest income (i)	$30,868	$31,899	$27,632
Net interest income (v)	44,912	45,174	41,157
Adjusted revenue (w)	$75,780	$77,073	$68,789
Adjusted noninterest (loss) income as a percentage of revenue (i)/(w)	40.73%	41.39%	40.17%
Adjusted Noninterest Expense
Noninterest expense	$50,392	$51,881	$50,365
Less: Adjusted noninterest expense items
HMNF merger- and acquisition-related expenses	(34)	(112)	286
Severance and signing bonus expense	167	212	1,027
Total adjusted noninterest expense items (j)	133	100	1,313
Adjusted noninterest expense (k)	$50,259	$51,781	$49,052

(1)	Items calculated after-tax utilizing a marginal income tax rate of 21.0%.

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Adjusted Pre-Provision Net Revenue
Net interest income (v)	$44,912	$45,174	$41,157
Add: Adjusted noninterest income (i)	30,868	31,899	27,632
Less: Adjusted noninterest expense (k)	50,259	51,781	49,052
Adjusted pre-provision net revenue	$25,521	$25,292	$19,737
Adjusted Efficiency Ratio
Adjusted noninterest expense (k)	$50,259	$51,781	$49,052
Less: Intangible amortization expense	1,974	2,382	2,710
Adjusted noninterest expense for efficiency ratio (l)	48,285	49,399	46,342
Tax-equivalent revenue
Net interest income (v)	44,912	45,174	41,157
Add: Adjusted noninterest income (i)	30,868	31,899	27,632
Add: Tax equivalent adjustment for loans and securities (1)	619	654	520
Total tax-equivalent revenue (m)	76,399	77,727	69,309
Adjusted efficiency ratio (l)/(m)	63.20%	63.55%	66.86%
Adjusted Net Income
Net (loss) income	$22,971	$(33,050)	$13,315
Less: Adjusted noninterest (loss) income items (net of tax) (1) (h)	(17)	(54,390)	—
Add: Adjusted noninterest expense items (net of tax) (1) (j)	105	79	1,037
Adjusted net income (n)	$23,093	$21,419	$14,352
Adjusted Return on Average Total Assets
Average total assets (o)	$5,218,515	$5,252,046	$5,272,319
Adjusted return on average total assets (n)/(o)	1.79%	1.62%	1.10%
Adjusted Return on Average Tangible Common Equity
Adjusted net income (n)	$23,093	$21,419	$14,352
Add: Intangible amortization expense (net of tax) (1)	1,559	1,882	2,141
Adjusted net income, excluding intangible amortization (p)	24,652	23,301	16,493
Average total equity	566,563	552,106	499,224
Less: Average goodwill	85,634	85,634	85,634
Less: Average other intangible assets (net of tax)	25,664	27,270	33,718
Average tangible common equity (q)	455,265	439,202	379,872
Adjusted return on average tangible common equity (p)/(q)	21.96%	21.05%	17.61%
Adjusted Earnings Per Common Share - Diluted
Adjusted net income (n)	$23,093	$21,419	$14,352
Less: Dividends and undistributed earnings allocated to participating securities	207	(462)	99
Adjusted net income available to common stockholders (r)	22,886	21,881	14,253
Weighted-average common shares outstanding for diluted earnings per share (s)	25,679	25,710	25,653
Adjusted earnings per common share - diluted (r)/(s)	$0.89	$0.85	$0.56
Net Charge-Offs (Recoveries) to Average Loans
Net charge-offs (recoveries) (t)	$7,027	$(311)	$407
Average total loans (u)	$4,029,719	$4,049,082	$4,022,863
Net charge-offs (recoveries) to average loans (t)/(u)	0.71%	(0.03)%	0.04%
Net Interest Margin (on a Tax-Equivalent Basis)
Net interest income (v)	$44,912	$45,174	$41,157
Add: Tax equivalent adjustment for loans and securities	619	654	520
Net interest income (on a tax-equivalent basis) (1) (w)	$45,531	$45,828	$41,677
Average interest earning assets (x)	$4,901,399	$4,926,530	$4,949,729
Net interest margin (on a tax-equivalent basis) (1) (w)/(x)	3.77%	3.69%	3.41%

(1)	Items calculated after-tax utilizing a marginal income tax rate of 21.0%.

Alerus Financial Corporation and Subsidiaries

Analysis of Average Balances, Yields, and Rates (unaudited)

(dollars in thousands)

	Three months ended
	March 31, 2026		December 31, 2025		March 31, 2025
		Average		Average		Average
	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate
Interest Earning Assets
Interest-bearing deposits with banks	$60,675	4.26%	$57,008	4.68%	$33,425	4.74%
Investment securities (1)	771,885	3.84	775,091	2.45	859,696	2.79
Loans held for sale	15,617	4.70	21,715	4.81	11,348	5.32
Loans
Commercial and industrial	723,803	7.10	699,982	7.35	657,838	7.31
CRE − Owner occupied	430,332	6.14	429,087	6.18	379,948	6.19
CRE − Construction, land and development	211,754	5.17	322,068	9.20	342,718	5.84
CRE − Multifamily	393,412	5.80	371,925	6.15	364,247	6.34
CRE − Non-owner occupied (2)	914,642	5.97	846,558	6.16	960,152	6.66
Agricultural − Land	59,787	6.00	65,995	6.42	67,228	5.85
Agricultural − Production	58,833	6.98	63,408	6.78	60,933	7.28
RRE − First lien	865,077	4.93	884,293	4.81	899,835	4.78
RRE − Construction	32,906	6.29	34,858	6.74	36,913	8.40
RRE − HELOC	261,586	6.03	249,844	6.38	168,599	7.12
RRE − Junior lien	36,306	6.42	38,167	6.47	44,096	6.24
Other consumer	41,281	6.31	42,897	6.53	40,356	7.02
Total loans (1)	4,029,719	5.94	4,049,082	6.35	4,022,863	6.23
Federal Reserve/FHLB stock	23,503	7.87	23,634	8.16	22,397	7.77
Total interest earning assets	4,901,399	5.59	4,926,530	5.72	4,949,729	5.63
Noninterest earning assets	317,116		325,516		322,590
Total assets	$5,218,515		$5,252,046		$5,272,319
Interest-Bearing Liabilities
Interest-bearing demand deposits	$1,367,270	1.64%	$1,305,972	1.72%	$1,247,725	1.81%
Money market and savings deposits	1,503,798	2.37	1,592,569	2.72	1,590,616	2.89
Time deposits	569,065	3.40	600,966	3.57	688,569	3.91
Fed funds purchased	35,628	4.01	35,617	4.20	49,834	4.69
FHLB short-term advances	204,444	3.98	207,065	4.20	200,000	4.59
Long-term debt	59,195	4.34	59,169	4.32	59,084	4.46
Total interest-bearing liabilities	3,739,400	2.39	3,801,358	2.63	3,835,828	2.86
Noninterest-Bearing Liabilities and Stockholders' Equity
Noninterest-bearing deposits	798,579		797,521		849,687
Other noninterest-bearing liabilities	113,973		101,061		87,580
Stockholders’ equity	566,563		552,106		499,224
Total liabilities and stockholders’ equity	$5,218,515		$5,252,046		$5,272,319
Net interest rate spread		3.20%		3.09%		2.77%
Net interest margin (on a tax-equivalent basis) (1)		3.77%		3.69%		3.41%

(1)	Taxable-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0%.
(2)	Average balances and average yield/rate includes non-mortgage loans sold and held for sale for the three months ended December 31, 2025.